Exhibit 5.1

MARK O. VAN WAGONER
ATTORNEY AT LAW
175 EAST 400 SOUTH, SUITE 900
SALT LAKE CITY, UTAH 84110
(801) 355-3351 Facsimile
(801) 524-1000

November 6th, 2 0 0 6

Pink Sheets LLC
304 Hudson Street, 2nd Flr.
New York, NY 10013

Re: Barclay Road, Inc.

To Whom it May Concern:

Barclay Road, Inc., (the Company) has asked me for an opinion detailing why the “sale” of the common shares of the Company would not violate the Securities Act

TRADEABILITY OPINION

I have given you this opinion for your purposes only and solely to satisfy the requirements of Pink Sheets, LLC. It is expressly limited to Pink Sheets LLC. You may rely on it for those purposes, but this opinion is not to be used by any other person or organization nor may they rely on my opinion for any purpose.

In rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary, and I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. In connection with this opinion I received a copy of the Company’s Information Statement pursuant to Rule 15c-2-11 (a)(5) of the Securities Exchange Act of 1934. The Information Statement contained information which was accepted as authentic without further investigation. Moreover, I was able to gain access to additional publicly filed information on the Company from the web site of Pink Sheets LLC. In all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Although there are a total of four hundred twenty-two million four hundred fifty thousand shares (422,450,000) shares issued to one hundred ten (110) shareholders, this opinion relates only to two hundred twenty-two million (222,450,000) four hundred fifty thousand shares issued to one hundred eight (108) shareholders (the "Opinioned Shares") that can be deemed to be free trading.

This opinion is limited to Opinioned Shares of Common Stock held by 108 shareholders who are not (i) the Issuer, (ii) an underwriter with respect to the Shares within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or (iii) an affiliate of the Issuer within the meaning of Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

The Opinioned Shares covered by this opinion are freely-tradable and eligible for resale in a public market by the holders thereof pursuant to the exemption from registration afforded by Section 4(1) of the Securities Act of 1933, as amended, assuming the purchaser of such Shares is neither the Issuer, an underwriter or dealer. None of the Shares of Common Stock of the Issuer are presently eligible for resale pursuant to the exemption from registration afforded by Rule 144.

Based upon the foregoing and in reliance upon representations of directors and officers of the Company and the accuracy of the various documents I have examined, it is my opinion that:

The Company is a corporation duly organized and is a validly existing corporation in good standing under the laws of the State of Wyoming, with full corporate power and authority to own and operate its properties and holds all requisite authority to carry on its business.

The circumstances surrounding the issuance of the Opinioned Shares establishes that they were exempt from the registration requirements of Section 5 of the Act by reason of the revisions of Section 4(1) and 4(2) thereof, and the rules, regulations and interpretive releases of the Commission then in effect. No evidence was discovered that any issuances or transfers of the Opinioned Shares was part of any public offering or plan of distribution requiring registration under the Act. The Opinioned Shares were issued prior to February 1, 1999, and such shares are deemed to be free from restriction and may be traded in interstate commerce without registration un the Act pursuant to the exemption provided by Rule 144(k).

Currently, and subject to compliance by any broker-dealers with "Penny Stock Rules" adopted by the Securities and Exchange Commission prior to effecting any transactions in the Opinioned Shares, the Opinioned Shares may be freely traded in interstate commerce without registration under Section 5 of the 1933 Act, as their tradeability is exempt under Section 4(1) of such Act; provided, however, no opinion is rendered with respect to any sales made by any "controlling person" of the Company, "affiliate" thereof, or "associate of any of the foregoing," as those terms are defined within the 1933 Act or the rules and regulations promulgated hereunder.

The Issuer is not a "registrant" under Rule 405 promulgated under the Securities Act of 1933, as amended, and would not be considered a "shell company" within the meaning of Rule 405. The Issuer has a defined business plan and corporate structure, proprietary technology and software, and significant research and development expenditures from its inception in 1997 to the present date.

I have reviewed and considered the letter by Mr. Richard K. Wulff, Chief, SEC Office of Small Business, dated January 21, 2000, and the manner in which the Shares of the Issuer were issued to the current shareholders, and we are of the opinion that the issuance of such Shares and the current intentions of the shareholders to sell the Shares through quotations in the Pink Sheets (i) do not fall within any of the scenarios or similar scenarios as described in said letter, (ii) are part of any distribution [3] which would be in violation of the registration provisions of the Securities Act of 1933, as amended, and (iii) are not part of any plan or scheme by the holders of such Shares to distribute or redistribute such Shares in violation of the Securities Act of 1933, as amended, although in technical compliance with the rules providing exemption from such registration requirements.

                                        Very truly yours,

                                    /s/ Mark O. Van Wagoner

                                        Mark O. Van Wagoner